Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-127965 on Form S-3 of our reports dated February 18, 2005, relating to the financial statements and financial statement schedule of West Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of West Corporation and subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
September 21, 2005